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Contact:    Lani Jordan
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Timothy Skidmore named CHS Chief Financial Officer

ST. PAUL, Minn., July 10, 2013 – CHS Inc. (NASDAQ: CHSCP), the nation's leading farmer-owned cooperative and a global energy, grains and foods company, announced today it has named veteran food industry financial leader Timothy Skidmore as its new executive vice president and chief financial officer, effective Aug. 19, 2013.
Skidmore most recently was vice president, FP&A where he led financial planning and reporting for the Campbell Soup Company, Camden, N.J. Previously he was the chief financial officer for Campbell North America, the largest operating division of Campbell Soup. Skidmore will succeed David Kastelic, CHS executive vice president and chief financial officer, who in January announced his retirement effective Aug. 31, 2013. Skidmore will be a member of the CHS senior leadership team and report to CHS President and Chief Executive Officer Carl Casale.
“Tim brings an impressive track record of driving decisions and delivering results,” said Casale. “He has deep experience in operating finance and treasury roles, and has demonstrated a strong commitment to collaboration and teamwork throughout his career.”
Skidmore, 52, joined Campbell Soup Company as assistant treasurer in 2001and has held numerous leadership positions in finance including leading the cash management, corporate finance and international treasury functions and serving in various business unit CFO roles including the U.S. soup, simple meals, beverages and international businesses where he was responsible for financial strategy, planning, reporting and balance sheet management. Prior to joining Campbell Soup Company, Skidmore spent 15 years at DuPont Co., where he held a variety of financial leadership positions, including leading DuPont’s finance function across Asia Pacific. Skidmore began his career at Conoco Philips.
He holds a bachelor’s degree in risk management from the University of Georgia, and a Master of Business Administration in finance from Widener University, Chester, PA.
CHS Inc. (www.chsinc.com) is a leading global agribusiness owned by farmers, ranchers and cooperatives across the United States. Diversified in energy, grains and foods, CHS is committed to helping its customers, farmer-owners and other stakeholders grow their businesses through its domestic and global operations. CHS, a Fortune 100 company, supplies energy, crop nutrients, grain marketing services, animal feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products.
This document contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of additional factors that may materially affect management's estimates and predictions, please view the CHS Inc. annual report filed on Form 10-K for the year ended Aug. 31, 2012, which can be found on the Securities and Exchange Commission web site (www.sec.gov) or on the CHS web site www.chsinc.com.
SOURCE CHS Inc.